FIRST AMENDMENT TO LOAN AGREEMENT AND CONSENT

        This First Amendment to Loan Agreement and Consent is executed effective January 30, 2001 by and among PNC Bank, National Association ("PNC"), as agent (in such capacity, "Agent") for the financial institutions (collectively the "Lenders") that are now or that may hereafter become a party to the Credit Agreement (as defined below), and Perma-Fix Environmental Services, Inc. (the "Borrower").

RECITALS

        PNC, as Agent for the Lenders, has established a credit facility for the Borrower (the "Senior Credit Facility"), as evidenced by that certain Revolving Credit, Term, Loan and Security Agreement, dated as of December 22, 2000 (the "Credit Agreement") by and among the Agent, the Lenders and the Borrower.

        BHC Interim Funding, L.P. ("BHC") has proposed to extend credit to the Borrower in an amount up to $6,000,000.00 (the "BHC Loan") to be evidenced and secured by a certain Loan Agreement, Promissory Note, Warrant and certain other documents executed in connection therewith (the "BHC Documents").

        The Borrower has requested and PNC has agreed to consent to the BHC Loan and to the BHC Documents, and in order to facilitate the BHC Loan transaction, the Borrower has requested and PNC has agreed to amend a certain provision of the Credit Agreement.

        Now Therefore, for good and valuable consideration the parties hereto agree as follows:

1.     Defined Terms. Except as otherwise defined herein, all terms defined in the Credit Agreement will have the same meaning herein.

2.     Amendment. PNC, as Agent for the Lenders, hereby agrees to amend the provisions of paragraph 7.4 of the Credit Agreement by deleting the last two sentences thereof and adding the following:

  "Notwithstanding the foregoing, Borrower will be entitled to use all proceeds received by the Borrower or any of the Subsidiaries generated from issuances of equity or subordinated Indebtedness from and after January 30, 2001, to pay Subordinated Loans and to pay any other Indebtedness owing by Borrower to any Person other than PNC or the Lenders, including but not limited to BHC Interim Funding, L.P. and RBB Bank."

3.     Consent. PNC hereby consents to the BHC Loan and to the execution and delivery of the BHC Documents and the granting of liens to BHC pursuant to the terms of the BHC Documents. PNC acknowledges and agrees that PNC has previously received prior drafts of the BHC documents and all other information regarding the BHC Loan required by PNC in order to grant such consent.

4.    Full Force and Effect. Except to the extent amended hereby, all of the terms, covenants and conditions contained in the Credit Agreement will remain in full force and effect and the liens created thereby will remain unabated and uninterrupted.

This instrument has been executed effective as of the date first above written.

                                                             PNC Bank, National Association, as Agent
                                                             For the Lenders

                                                             By:       /s/ Wing Louie
                                                             Name:     Wing Louie
                                                             Title:     Vice President

                                                             Perma-Fix Environmental Services, Inc.,

                                                             By:     Richard T. Kelecy
                                                             Name:    Richard T. Kelecy
                                                             Title:      Vice  President